EXHIBIT 10.35

PROMISSORY NOTE

Date of Note: As of June 26, 2008	Note Amount: $49,500,000.00

THIS PROMISSORY NOTE (this “Note”), is made as of June 26, 2008, by AR PRIME HOLDINGS LLC, a Delaware limited liability company, having an address at 333 Earle Ovington Boulevard, Suite 900, Uniondale, NY 11553 (“Maker”), in favor of LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC., a Maryland Corporation, having an address at 326 Third Street, Lakewood, NJ 08701 (together with its successors and/or assigns, “Payee”).

RECITALS:

FOR VALUE RECEIVED, Maker does hereby unconditionally covenant and promise to pay to Payee, without any counterclaim, setoff or deduction whatsoever in immediately available funds, to the address of Payee as set forth herein, in legal tender of the United States, FORTY-NINE MILLION FIVE HUNDRED THOUSAND and 00/100 Dollars ($49,500,000.00), which principal amount shall be paid as set forth in this Note.

1. DEFINITIONS

Defined terms in this Note shall include in the singular number the plural and in the plural number the singular. Additionally, for the purposes hereof, the following definitions shall have the following meanings:

1.1. “Additional Loan” shall mean the additional loan that is required to be made by Payee to Maker on the Closing Date pursuant to the Contribution Agreement.

1.2. “Bankruptcy Event” shall mean, with respect to any Person, any of the following events shall occur with respect to such Person:

(i) there shall be commenced by such Person any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or such Person shall make a general assignment for the benefit of its creditors; or

(ii) there shall be commenced against such Person by another Person any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed for a period of sixty (60) days; or

(iii)  there shall be commenced against it any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief; or

(iv)  any garnishment, levy, writ or warrant of attachment or similar process shall be issued and served, which garnishment, levy, writ or warrant of attachment or similar process relates to its property and has not been vacated, discharged or stayed within 20 days from the issuance and service thereof; or

(v)  it shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), (iii) or (iv) above; or

(vi)  it shall admit in writing its inability to pay its debts as they become due.

1.3. “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by law to close.

1.4. “Closing Date” shall mean the date, if any, on which LVP Preferred Units are issued to Maker by LVP pursuant to the Contribution Agreement.

1.5. “Contribution Agreement” shall mean the Contribution and Conveyance Agreement dated the date hereof between Maker, Payee and LVP.

1.6. “Corresponding Interest Period” shall mean, with respect to any Payment Date, the most recent Interest Period that ended prior to such Payment Date.

1.7. “Default” shall mean the occurrence or existence of any event that, but for the giving of notice or the passage of time or both, would constitute an Event of Default.

1.8. “Default Rate” shall mean the Interest Rate plus 2% per annum.

1.9. “Event of Default” shall have the meaning ascribed thereto in Section 4.1 hereof.

1.10. “Guarantor” shall mean Arbor Realty SR, Inc., a Maryland corporation.

1.11. “Guaranty” shall mean the Guaranty dated the date hereof, made by Guarantor for the benefit of Payee.

1.12. “Interest Period” shall mean each six-month period prior to the Maturity Date beginning on January 1 and ending on the following June 30 or beginning on July 1 and ending on the following December 31, provided that the first Interest Period shall commence on the date of this Note and end on June 30, 2008.

1.13. “Interest Prepayment Amount” shall mean an amount equal to the excess, if any, of (x) the principal amount of the Additional Loan over (y) the amount of interest that would have accrued on a principal amount of $5,500,000 at the rate of 8% per annum for the period commencing on the date hereof and ending on the date that the Additional Loan is advanced, calculated using the same convention described in Section 2.1(A) of this Note that is used for calculating interest on this Note.

1.14. “Interest Rate” shall mean the lesser of (a) four percent (4%) per annum and (b) the maximum rate of interest, if any, which may be collected from Maker under applicable law.

1.15. “Loan” shall mean that certain loan in the amount of $49,500,000.00 made by Payee to Maker on the date hereof.

1.16. “Loan Amount” shall mean the outstanding principal balance of this Note.

1.17. “Loan Documents” shall mean this Note and the Pledge Agreement.

1.18. “LVP” shall mean Lightstone Value Plus REIT, L.P., a Delaware limited partnership.

1.19. “LVP Preferred Units” shall mean the Series A Preferred Units of LVP that are actually issued to Maker pursuant to the Contribution Agreement on account of the “Initial Preferred Amount” (as defined in the Contribution Agreement).

1.20. “Maturity Date” shall mean July 1, 2016.

1.21. “Maximum Amount” shall have the meaning ascribed thereto in Section 5.4(A) hereof.

1.22. “Modification” shall have the meaning ascribed thereto in Section 5.2 hereof.

1.23. “Note” shall have the meaning ascribed thereto in the preamble.

1.24. “Obligations” shall mean all of the obligations, liabilities and indebtedness of every kind, nature and description owing by Maker to Payee under this Note and the other Loan Documents, including, without limitation, payment of the Loan Amount.

1.25. “Payee” shall have the meaning ascribed thereto in the preamble.

1.26. “Payment” shall have the meaning ascribed thereto in Section 2.2(A) hereof.

1.27. “Payment Date” shall mean the first (1st) Business Day of each February and August..

1.28. “Person” shall mean an individual, corporation, partnership, joint venture, trust, unincorporated organization, governmental agency or authority, or any other entity of whatever nature.

1.29. “Pledge Agreement” shall mean that certain Pledge Agreement, of even date herewith, made by Maker in favor of Payee.

1.30. “POAC” shall mean Prime Outlets Acquisition Company LLC, a Delaware limited liability company.

1.31. “POAC Interest” shall mean Maker’s membership interest in POAC that is pledged to Payee pursuant to the Pledge Agreement.

2. PAYMENTS AND LOAN TERMS

2.1. Payments.

A. The principal amount outstanding hereunder shall bear and accrue interest at the Interest Rate. Except as otherwise provided herein, on each Payment Date Maker shall pay, in arrears, all interest that accrued during the Corresponding Interest Period with respect to that Payment Date on the unpaid principal amount hereof; provided, however, that (i) all interest that accrues prior to the Closing Date shall be deferred and shall not be payable until the earlier of the Maturity Date or the prepayment of this Note in full, except as provided in the next sentence of this Section 2.1(A), (ii) in the event that the LVP Preferred Units are not issued to Maker pursuant to the Contribution Agreement on or prior to June 26, 2009, then all interest that accrues on this Note shall be deferred and shall not be payable until the earlier of the Maturity Date or the prepayment of this Note in full, and (iii) the amount of interest that Maker shall be required to pay on any Payment Date shall in no event exceed the lesser of (x) the amount of interest accrued on this Note during the Corresponding Interest Period with respect to that Payment Date or (y) the excess, if any, of (A) the aggregate amount of distributions, if any, actually received by Maker in immediately available funds from LVP on account of the LVP Preferred Units during the six month period ending on such Payment Date and beginning after the prior Payment Date over (B) $220,000, and any excess accrued interest shall be deferred until the earlier of the Maturity Date or the prepayment of this Note in full. Upon the making of the Additional Loan to Maker by Payee on the Closing Date, Maker hereby authorizes and directs Payee to advance a portion of the proceeds of the Additional Loan equal to the Interest Prepayment Amount by Payee applying such amount to pay a portion of the interest that accrued on this Note prior to the Closing Date in an amount equal to the Interest Prepayment Amount, and the balance of interest on this Note that accrued prior to the Closing Date shall be deferred until the Maturity Date. Interest shall be calculated daily and shall be computed on the actual number of days elapsed over a month of 30 days and a year of 360 days. Commencing August 1, 2009, any accrued and unpaid interest hereon as of June 30 of any year shall compound annually on August 1 of that year. All calculations by Payee of the Interest Rate and the interest payments due under this Note shall be conclusive absent manifest error. Whenever any payment to be made under this Note is stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest.

B. On the Maturity Date, Maker shall pay (i) the outstanding principal indebtedness evidenced hereby, (ii) all accrued and unpaid interest, and (iii) and all other amounts due and payable hereunder.

C. Maker agrees to make each Payment under this Note directly to Payee on the date when due at the address of Payee as set forth in the Introductory Paragraph hereto or at such other location as Payee may designate to Maker in writing.

D. Payments in Federal funds immediately available in the place designated for payment which are received by Payee prior to 5:00 p.m. (Eastern Standard Time) at said place of payment shall be credited prior to close of business, while other Payments may, at the option of Payee, not be credited until immediately available to Payee in federal funds in the place designated for payment prior to 5:00 p.m. (Eastern Standard Time) on a day on which Payee is open for business.

2.2. Application of Payments.

A. Except as provided in Section 2.4(A) below, each and every payment (a “Payment”) made by Maker to Payee in accordance with the terms of this Note and all other proceeds received by Payee with respect to the Obligations shall be applied as follows:

(i)  first, to all interest due on the principal sum and other sums payable hereunder, calculated at the Default Rate;

(ii) second, to all interest (other than Default Rate interest) that shall be due and payable with respect to the Loan Amount pursuant to the terms hereof as of the date the Payment is received;

(iii) third, to any remaining Obligations (other than payment of the Loan Amount); and

(iv) fourth, to the Loan Amount until the Loan Amount has been repaid.

B. To the extent that Maker makes a Payment or Payee receives any Payment or proceeds for Maker’s benefit to be applied to the satisfaction of an obligation hereunder, which Payment or proceeds are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then Payee shall provide notice of same to Maker and, to such extent, the obligations of Maker hereunder intended to be satisfied shall be revived and continue as if such Payment or proceeds had not been received by Payee.

2.3. Voluntary Prepayments. Maker may prepay the Loan Amount in whole or in part at any time, in accordance with the following provisions: (i) Maker shall pay to Payee all interest which has accrued and has not been paid on the Loan Amount through and including the date on which the prepayment is being made, and (ii) this Note may be prepaid in part only if no Event of Default shall have occurred and be continuing.

2.4. Mandatory Prepayments.

    A. If the LVP Preferred Units have been issued to Maker pursuant to the Contribution Agreement and subsequently LVP redeems all of the outstanding LVP Preferred Units for cash, then (i) immediately upon Maker’s receipt of the redemption proceeds in immediately available funds, Maker shall be required to prepay the Loan Amount together with all accrued interest thereon to the extent of the amount of redemption proceeds received by Maker, or (ii) if such redemption proceeds are received by Payee pursuant to the Pledge Agreement, then Payee shall immediately apply such redemption proceeds to prepay the Loan Amount together with all accrued interest thereon to the extent of the amount of redemption proceeds received.

B. In the event that after the date hereof and prior to the Closing Date Maker receives any distributions from POAC on account of the POAC Interest, then within one (1) Business Day following Maker’s receipt of such distribution proceeds in immediately available funds, Maker shall be required to prepay the Loan Amount in part in an amount equal to the distribution proceeds so received, and notwithstanding anything herein to the contrary, all of such distribution proceeds shall be applied as follows:

(i)  first, to the Loan Amount until the Loan Amount has been repaid;

(ii) second, to all interest due on the principal sum and other sums payable hereunder, calculated at the Default Rate;

(iii) third, to all interest (other than Default Rate interest) that shall be due and payable with respect to the Loan Amount pursuant to the terms hereof as of the date the Payment is received; and

(iv) fourth, to any remaining Obligations.

2.5. NO PERSONAL LIABILITY OF MEMBERS, MANAGERS, OFFICERS AND AFFILIATES. EXCEPT FOR THE LIABILITY OF THE GUARANTOR PURSUANT TO THE GUARANTY, NO PAST, PRESENT OR FUTURE MEMBER, MANAGER, OFFICER, EMPLOYEE, ORGANIZER, AGENT OR AFFILIATE OF MAKER SHALL HAVE ANY LIABILITY FOR ANY OBLIGATIONS OF MAKER UNDER THIS NOTE OR ANY OTHER LOAN DOCUMENT, OR FOR ANY CLAIM BASED ON, IN RESPECT OF, OR BY REASON OF, SUCH OBLIGATIONS OR THEIR CREATION. PAYEE AND ANY SUBSEQUENT HOLDER OF THIS NOTE, BY ACCEPTING THIS NOTE, WAIVES AND RELEASES ALL SUCH LIABILITY WHATSOEVER, WHETHER SUCH LIABILITY ARISES OUT OF AN ACTUAL OR ALLEGED FRAUDULENT TRANSFER, FRAUDULENT CONVEYANCE, PIERCING THE VEIL, ALTER EGO OR OTHER CLAIM, BASIS OR THEORY. THE WAIVER AND RELEASE ARE PART OF THE CONSIDERATION FOR ISSUANCE OF THIS NOTE.

2.6. Financial Statements.

A. Maker will keep and maintain or will cause to be kept and maintained on a fiscal year basis, in accordance with generally accepted accounting principles (or such other accounting basis reasonably acceptable to Payee) consistently applied, proper and accurate books, records and accounts reflecting all of the financial affairs of Maker.

B. As long as the Loan remains unpaid in whole or in part, Maker covenants to furnish to Payee, if requested by Payee in writing:

(i) as soon as available, but in any event within ninety (90) days after the end of each fiscal year, a copy of the balance sheet of Maker as at the end of such fiscal year and the related statements of income, cash flows and retained earnings of Maker for such year, setting forth in each case in comparative form the figures for the previous fiscal year; and

(ii) as soon as available and in any event within forty-five (45) days after the end of each fiscal quarter of Maker, a company-prepared balance sheet of Maker as at the end of such period and related statements of income, cash flows and retained earnings for Maker for such quarterly period and for the portion of the fiscal year ending with such period, setting forth in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year.

3. PLEDGE

The obligations evidenced by this Note are secured by the Pledge Agreement.

4. DEFAULTS

4.1. Events of Default. The term “Event of Default” as used herein shall mean the occurrence or happening, at any time and from time to time, of any one or more of the following:

A. The failure of Maker to pay the final payment of principal and interest on the Maturity Date.

B. The failure of Maker to pay (i) any installment of interest that is due hereunder on any Payment Date, and such failure is not cured within ten (10) Business Days after written notice of default by Payee to Maker.

C. The failure of the Maker to make any mandatory prepayment of the Loan pursuant to Section 2.4 hereof within one (1) Business Day of the date on which such prepayment amount becomes due and payable.

D. An Event of Default, as defined in the Pledge Agreement.

E. If Maker shall be in default under any of the other terms, covenants or conditions of this Note, other than as set forth in (A) through (C) above, for ten (10) days after notice from Payee in the case of any default that can be cured by the payment of a sum of money, or for thirty (30) days after notice from Payee in the case of any other default; which notice shall specify in reasonable detail the provision of this Note claimed to be defaulted and the nature of the default; provided, however, that if the cure of any such default (other than a default that can be cured by the payment of a sum of money) cannot reasonably be effected within such 30 day period and Maker shall have promptly and diligently commenced to cure such default within such 30 day period, then the period to cure shall be deemed extended for up to an additional 30 days from Payee’s default notice so long as Maker diligently and continuously proceeds to cure such default to Payee’s satisfaction.

F. A Bankruptcy Event occurs with respect to Maker.

G. The termination of the Contribution Agreement pursuant to its terms under circumstances that result in Maker being obligated to pay liquidated damages to LVP pursuant to the Contribution Agreement.

4.2. Remedies. Upon the occurrence and during the continuance of an Event of Default, then: (i) interest on the outstanding principal balance of this Note shall, commencing on the date of the occurrence of such Event of Default and without notice to Maker, accrue at the Default Rate until full payment thereof; (ii) Payee may exercise the remedies under the Pledge Agreement; and (iii) Payee may, in addition to any other rights or remedies available to it hereunder, under the other Loan Documents, at law or in equity, take such action, without notice or demand, as it reasonably deems advisable to protect and enforce its rights against Maker, including, but not limited to, the following actions, each of which may be pursued singly, concurrently or otherwise, at such time and in such order as Payee may determine, in its sole discretion, without impairing or otherwise affecting any other rights and remedies of Payee hereunder, at law or in equity:

A. declare all or any portion of the unpaid Obligations to be immediately due and payable; or

B. institute an action, suit or proceeding in equity for the specific performance of any covenant, condition or agreement contained herein; or

C. recover judgment on this Note (including, without limitation obtaining summary judgment under Section 3213 of the New York Civil Practice Law and Procedure Rules); or

D. pursue any or all such other rights or remedies as Payee may have under applicable law or in equity; provided, however, that the provisions of this Section shall not be construed to extend or modify any of the notice requirements or grace periods expressly provided for hereunder (if any).

5. MISCELLANEOUS

5.1. Further Assurances. Maker shall execute and acknowledge (or cause to be executed and acknowledged) and deliver to Payee all reasonable documents, and take all actions, reasonably required by Payee from time to time to confirm the rights created or now or hereafter intended to be created under this Note, to protect and further the validity, priority and enforceability of this Note, provided, however, that no such further actions, assurances and confirmations shall increase Maker’s obligations under this Note.

5.2. Modification; Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver (a “Modification”) of any provision of this Note, nor consent to any departure by Maker therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on, Maker shall entitle Maker to any other or future notice or demand in the same, similar or other circumstances. Payee does not hereby agree to, nor does Payee hereby commit itself to, enter into any Modification.

5.3. Costs of Collection. Maker agrees to pay all reasonable costs and expenses of collection incurred by Payee, in addition to principal, interest and late or delinquency charges (including, without limitation, reasonable attorneys’ fees and disbursements) and including all reasonable costs and expenses incurred in connection with the pursuit by Payee of any of its rights or remedies referred to in Section 4 hereof or the protection of or realization of collateral or in connection with any of Payee’s collection efforts, whether or not suit on this Note, or any foreclosure proceeding is filed, and all such reasonable costs and expenses shall be payable on demand, together with interest at the Default Rate thereon, and also shall be secured by the Pledge Agreement and all other collateral at any time held by Payee as security for Maker’s obligations to Payee.

5.4. Maximum Amount.

A. It is the intention of Maker and Payee to conform strictly to the usury and similar laws relating to interest from time to time in force, and all agreements between Maker and Payee, whether now existing or hereafter arising and whether oral or written, are hereby expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity hereof or otherwise, shall the amount paid or agreed to be paid in the aggregate to Payee as interest hereunder or in any other security agreement given to secure the Obligations, or in any other document evidencing, securing or pertaining to the Obligations, exceed the maximum amount permissible under applicable usury or such other laws (the “Maximum Amount”). If under any circumstances whatsoever fulfillment of any provision hereof, at the time performance of such provision shall be due, shall involve transcending the Maximum Amount, then, ipso facto, the obligation to be fulfilled shall be reduced to the Maximum Amount. For the purposes of calculating the actual amount of interest paid and/or payable hereunder, in respect of laws pertaining to usury or such other laws, all sums paid or agreed to be paid to Payee for the use, forbearance or detention of the Obligations outstanding from time to time shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread from the date of disbursement of the proceeds of this Note until payment in full of all of the Obligations, so that the actual rate of interest on account of the Obligations is uniform through the term hereof. The terms and provisions of this Section 5.4 shall control and supersede every other provision of all agreements between Maker and Payee.

B. If under any circumstances Payee shall ever receive an amount that would exceed the Maximum Amount, such amount shall be deemed a payment in reduction of the Loan Amount owing hereunder and any other obligation of Maker in favor of Payee, and shall be so applied in accordance with Section 2.2 hereof, or if such excessive interest exceeds the Loan Amount and any other obligation of Maker in favor of Payee, the excess shall be deemed to have been a payment made by mistake and shall be refunded to Maker.

5.5. Waivers; WAIVER OF RIGHT TO TRIAL BY JURY, ETC. Maker hereby expressly and unconditionally waives presentment, demand, protest, notice of protest or notice of any kind, including, without limitation, any notice of intention to accelerate and notice of acceleration, except as expressly provided here-in. IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING BROUGHT BY PAYEE ON THIS NOTE, MAKER HEREBY EXPRESSLY AND UNCONDITIONALLY WAIVES ANY AND EVERY RIGHT IT MAY HAVE TO A TRIAL BY JURY.

5.6. Governing Law. This Note shall be governed and construed in accordance with the laws of the State of New York and the applicable laws of the United States of America. In any action brought under or arising out of this Note or the other Loan Documents, Maker hereby consents to the jurisdiction of any competent state or federal court within the County of Nassau, State of New York, and hereby irrevocably consents to service of process on Maker in any such action or proceeding by the mailing of copies thereof to Maker by registered or certified mail, postage prepaid, to Maker at its address for notices specified in Section 5.10. Nothing in this Note will affect the right of Payee to serve process on Maker in any other manner permitted by law.

5.7. Headings. The Section headings in this Note are included herein for convenience of reference only and shall not constitute a part of this Note for any other purpose.

5.8. Assignment. Payee shall not transfer, sell, assign or grant any participation in this Note, or any of the other Loan Documents, or the obligations hereunder, to any Person other than an affiliate of Payee that is directly or indirectly controlled by Payee, unless Payee obtains the prior written consent of Maker to any such transaction, which consent may be withheld in Maker’s sole and absolute discretion. All references to “Payee” hereunder shall be deemed to include the permitted assigns of Payee. In the event that the result of such permitted transfer, sale, assignment or participation is that Maker shall be obligated to make the payments required hereunder to an entity other than Payee, then Payee shall provide at least five (5) Business Days prior written notice to Maker of such transfer, sale, assignment or participation.

5.9. Severability. Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

5.10. Notices. All notices shall be deemed to have been properly given if hand delivered or if mailed by United States registered or certified mail, with return receipt requested, postage prepaid, or by United States Express Mail or other comparable overnight courier service to the parties at the addresses set forth below (or at such other addresses as shall be given in writing by any party to the others). A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or two Business Days after mailing; or in the case of overnight courier service, on the Business Day after the same was sent. A party receiving a notice which does not comply with the technical requirements for notice under this section may elect to waive any deficiencies and treat the notice as having been properly given.

If to Maker:	AR PRIME HOLDINGS LLC 333 Earle Ovington Boulevard, Suite 900 Uniondale, NY 11553 Attention: Guy R. Milone, Jr.

With a copy to:	Cooley Godward Kronish LLP 1114 Avenue of the Americas New York, New York 10036 Attention: Thomas D. O’Connor, Esq.

If to Payee:	LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT, TRUST INC. 326 Third Street Lakewood, NJ 08701 Attention: Joseph E. Teichman

With a copy to:	Herrick, Feinstein LLP 2 Park Avenue New York, New York 10016 Attention: Sheldon Chanales, Esq.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Note has been duly executed by Maker the day and year first written above.

AR PRIME HOLDINGS, LLC By: Arbor Realty Member LLC, its Managing Member By: Arbor Realty SR Inc., its sole member

By:
Name:
Title: